EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES FIRST QUARTER RESULTS

MEDFORD, OREGON—April 22, 2010:  PremierWest Bancorp (NASDAQ:PRWT) announced results for the first quarter ending March 31, 2010, summarized as follows:

•      Equity capital increased $29.5 million with the success of our common stock rights offering with additional sales following the end of the quarter adding $3.1 million. Our total risk-based capital at Bancorp is 11.00 percent and 11.01 percent at Bank, both exceeding regulatory guidelines for “Well-Capitalized” financial institutions.

•      Assets decreased $31.7 million, or 2 percent, during the first quarter of 2010 to $1.5 billion.

•      Net loss applicable to common shareholders of $3.3 million compared to a net loss of $110.6 million for the fourth quarter ended December 31, 2009, and a net loss of $4.0 million for the quarter ended March 31, 2009.

•      Loss per common share of $0.10 versus a loss of $4.47 per common share for the three months ending December 31, 2009, and loss per common share of $0.16 for the quarter ended March 31, 2009.

•      Net interest margin of 4.27 percent compared to 4.12 percent for the quarter ended December 31, 2009, and 4.40 percent for the three months ended March 31, 2009.

•      Loan loss reserve of $46.5 million or 4.16 percent of gross loans at March 31, 2010, compared to $45.9 million or 3.99 percent at year end 2009.

•      Non-performing assets of $125.9 million or 8.37 percent of total assets compared to $128.7 million or 8.37 percent of total assets at year end 2009.

•      Other real estate owned and foreclosed assets balances down $3.2 million on sales of $5.3 million at a net gain on sale of $317 thousand for the quarter.

•      Provision for loan losses of $6.1 million versus $16.7 million for the fourth quarter of 2009, and $10.7 million for the quarter ended March 31, 2009.

•      Net charge-offs of $5.5 million compared to $12.3 million in the preceding quarter.

•      Total deposits of $1.4 billion down $58.8 million from December 31, 2009, with non-interest bearing demand deposits at 18 percent of total deposits.

•      Strong liquidity with $150.8 million in cash and cash equivalents and with no nonreciprocal brokered deposits.

James M. Ford, PremierWest’s President & Chief Executive Officer, stated, “We believe our progress in dealing with problem credits in our loan portfolio is beginning to become evident. While our criticized assets have not yet declined in a truly meaningful manner, we see stabilization in the totals with a continuing decline in past due loans, the precursor to problems loans. Special credit must go to our Special Assets and Asset Recovery Group departments, who have spent untold hours diligently working to intervene on troubled credits before those loans reach a critical stage. Additionally, their efforts and a slightly improving real estate market have facilitated the sale of $5.3 million in other real estate owned during the quarter just concluded.” Additional information regarding non-GAAP disclosures and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Disclosures below.

Ford continued, “Our cash generation capacity (non-GAAP internal measure defined as net income before loan loss provision, goodwill impairment and income tax effects) remains strong despite a decline from an annualized rate of approximately $14.5 million during the fourth quarter of 2009 to $11.3 million during the first quarter of 2010. This occurred as our net interest margin improved to 4.27 percent and our management of controllable non-interest expenses moderated further increases. Additionally, we completed a very successful common stock rights offering, raising a total of $33.3 million in gross proceeds with director and executive management participation totaling 22 percent of total proceeds. The equity has added to our already strong liquidity position and has provided an aggressive response to the requirements contained in the recent regulatory order we announced on April 7, 2010.”

Ford concluded stating, “We do not believe the recession has run its course and think that recovery will proceed with erratic movement of economic indicators during 2010. However, we are confident that we are doing everything possible to assure that PremierWest will be on the leading edge of the community bank recovery in our territory. We are grateful to our many loyal customers who have continued to support us through these challenging times both with their continuing business and, in many cases, with their direct investment in the Company. We believe we are truly fortunate to operate in the communities we serve.”

CREDIT QUALITY

Non-performing assets declined $2.8 million to $125.9 million at March 31, 2010, driven by OREO sales of $5.3 million. Non-performing loans of $104.4 million were virtually unchanged from the $103.9 million recorded at December 31, 2009. Our allowance for loan and lease losses increased $615 thousand from December 31, 2009 and as a percentage of gross loans was 4.16 percent compared to 3.99 percent at December 31, 2009. Charge-offs net of recoveries for the quarter ending March 31, 2010 were $5.5 million, down $6.8 million from the preceding quarter.

Bill Yarbenet, Executive Vice President and Chief Credit Officer, commented, “Our credit metrics are beginning to reflect some stability in the risk profile of the portfolio that were not evident during 2009. We have performed a review of all loans of $500 thousand or greater in assessing the adequacy of our loan loss reserve and have concluded that the reserve adequately reflects the loss potential inherent in the portfolio. Nonaccrual loans that are current with respect to principal and interest payments totaled $31.2 million as of the end of the quarter, leading us to anticipate the ultimate return to accrual status of a significant block of nonperforming loans.”

LOANS AND DEPOSITS

Gross loans as of March 31, 2010 were $1.1 billion, down $30.1 million or 3 percent from December 31, 2009. The decline in gross loans during the most recently completed quarter reflects $21.3 million in loan pay offs net of loan originations, and loan charge-offs of $6.4 million. New loan generation is continuing in the current environment, but the effect is being offset by borrower loan payments.

Deposits at March 31, 2010 were $1.4 billion, decreasing $58.8 million or 4 percent from the December 31, 2009 total. A planned decline in brokered deposit volumes of $39.5 million comprised 67% of the total deposit drop. Average non-interest bearing deposits totaled $253.6 million, 18 percent of total deposits, and was essentially unchanged compared to the prior quarter. Joe Danelson, Executive Vice President & Chief Banking Officer, stated, “We continue to focus on adding non-interest bearing demand deposit accounts. This effort continues to produce positive results with new consumer checking accounts growing at 3.43 percent. These accounts support a strong net interest margin with the added benefit of providing excellent cross-sale opportunities. We continue to believe that our success is founded on strong customer service.”

NET INTEREST INCOME

Net interest income decreased $467 thousand over the quarter ending December 31, 2009, while net interest margin expanded to 4.27 percent from 4.12 percent in the previous quarter. The decline in earning assets, primarily loans, during the first quarter of 2010 led to the decline in net interest income while improvement in the composition of our investment portfolio resulted in a 16 basis point increase on the yield on average investments (tax-equivalent). Our yield on earning assets averaged 5.23 percent, down 2 basis points from the preceding quarter ended December 31, 2009, while our cost of interest bearing deposits and borrowings fell 19 basis points to 1.16 percent in the most recent quarter. These changes resulted in an interest spread of 4.07 percent during the current quarter ended March 31, 2010, up 17 basis points from 3.90 percent recorded during the immediately preceding quarter, and resulted in the 15 basis point improvement in net interest margin.

Net interest margin was adversely affected by interest reversals on loans placed on non-accrual status during the quarter. Interest reversals totaled $296 thousand and reduced net interest margin by 8 basis points. The first quarter 2010 interest reversal compares favorably with fourth quarter 2009 reversals of $406 thousand.

NON-INTEREST INCOME

During the first quarter of 2010, PremierWest had non-interest income of $2.7 million, a decrease of $235 thousand or 8 percent from the preceding quarter. The decrease was primarily a result of a $248 thousand decline in deposit services charges, predominantly in NSF fees.  Other significant variances include a $148 thousand decrease in credit card fees and other income, offset by a $159 thousand increase in gains on securities sold.

NON-INTEREST EXPENSE

Non-interest expense for the quarter ending March 31, 2010 was $14.1 million, a decrease of $74.8 million or 84 percent when compared to the preceding quarter. The goodwill impairment expense of $74.9 million experienced in December 2009 is the most significant factor behind the decrease from prior quarter.

CAPITAL

PremierWest Bank was “Well-Capitalized” under all regulatory standards at March 31, 2010, with a risk-based capital ratio of 11.01 percent. Regulatory authorities require a minimum risk based capital ratio of 10.0 percent to qualify as “Well-Capitalized.”

				Regulatory	Regulatory
	March 31,	December 31,	March 31,	Minimum to be	Minimum to be
	2010	2009	2009	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	11.01%	8.53%	13.63%	8.00%	10.00%
Tier 1 risk-based capital ratio	9.73%	7.25%	12.37%	4.00%	6.00%
Leverage ratio	8.21%	5.70%	12.02%	4.00%	5.00%

James M. Ford commented, “We were pleased that our recent equity offering provided the boost we needed to restore our regulatory ratios to the “Well-Capitalized” level. We now look forward to a return to profitability in the future to further expand our capital ratios and to comply with all aspects of the recent regulatory order to which we are subject.” Following quarter end, we entered into the previously announced Consent Order with the FDIC and Oregon Division of Finance and Corporate Securities, which Order requires us to increase the Bank’s leverage ratio to 10.0 percent by October 2, 2010.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Nevada, Yolo, Butte and Placer counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains a non-GAAP financial disclosure. We believe that the non-GAAP financial disclosure of our cash generation capacity provides investors with information useful in understanding our financial performance; however, you are urged to review this non-GAAP financial disclosure in comparison to the GAAP reported results.

Non-GAAP Cash Generating Capacity
($ in 000's)
	Qtr ended	Qtr ended	Qtr ended
	3/31/2010	12/31/2009	3/31/2009

Net loss available to common shareholders	$ (3,302)	$ (110,557)	$ (3,979)
Loan loss provision	6,100	16,680	10,700
Goodwill	-	74,920	-
Income tax effect	-	22,619	(2,835)
Non-GAAP cash generating capacity	$ 2,798	$ 3,662	$ 3,886

Annualization Ratio (Yr Days/Qtr Days)	405.56%	396.74%	405.56%

Annualized	$ 11,347	$ 14,529	$ 15,760

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS					For the Three
AND LOSS PER COMMON SHARE DATA					Months Ended
	March 31,	March 31,			December 31,
For the Three Months Ended	2010	2009	Change	% Change	2009	Change	% Change

Interest income	$ 18,178	$ 20,046	$ (1,868)	-9.3%	$ 19,498	$ (1,320)	-6.8%
Interest expense	3,351	5,666	(2,315)	-40.9%	4,204	(853)	-20.3%
Net interest income	14,827	14,380	447	3.1%	15,294	(467)	-3.1%
Loan loss provision	6,100	10,700	(4,600)	-43.0%	16,680	(10,580)	-63.4%
Non-interest income	2,717	2,512	205	8.2%	2,952	(235)	-8.0%
Non-interest expense	14,135	12,634	1,501	11.9%	88,887	(74,752)	-84.1%
Pre-tax loss	(2,691)	(6,442)	3,751	-58.2%	(87,321)	84,630	96.9%
Provision (benefit) for income taxes	-	(2,835)	2,835	-100.0%	22,619	(22,619)	100.0%
Net loss	$ (2,691)	$ (3,607)	$ 916	-25.4%	$ (109,940)	$ 107,249	97.6%
Less preferred dividend and discount accretion	611	372	239	64.2%	617	(6)	-1.0%
Net loss applicable to common shareholders	$ (3,302)	$ (3,979)	$ 677	-17.0%	$ (110,557)	$ 107,255	97.0%

Basic loss per common share (1)	$ (0.10)	$ (0.16)	$ 0.06	-37.5%	$ (4.47)	$ 4.37	97.8%
Diluted loss per common share (1)	$ (0.10)	$ (0.16)	$ 0.06	-37.5%	$ (4.47)	$ 4.37	97.8%

Average common shares outstanding--basic (1)	32,291,995	24,766,495	7,525,500	30.4%	24,769,645	7,522,350	30.4%
Average common shares outstanding--diluted (1)	32,291,995	24,766,495	7,525,500	30.4%	24,769,645	7,522,350	30.4%

(1) Share and per share amounts adjusted for the 5% stock dividend, effective April 15, 2009, for the periods presented. Shares related to the U.S. Treasury Troubled Asset Relief
Program (TARP) Capital Purchase Program common stock warrant were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

SELECTED FINANCIAL RATIOS
(annualized) (unaudited)
	For the Three	For the Three		For the Three
	Months Ended	Months Ended		Months Ended
	March 31, 2010	March 31, 2009	Change	December 31, 2009	Change

Yield on average gross loans (1)	6.01%	6.33%	(0.31)	6.12%	(0.11)
Yield on average investments (1)	2.01%	2.21%	(0.20)	1.85%	0.16
Total yield on average earning assets (1)	5.23%	6.13%	(0.90)	5.25%	(0.02)
Cost of average interest bearing deposits	1.03%	2.11%	(1.07)	1.24%	(0.21)
Cost of average borrowings	5.98%	3.88%	2.10	5.72%	0.26
Cost of average total deposits and borrowings	0.96%	1.79%	(0.83)	1.12%	(0.16)
Cost of average interest bearing liabilities	1.16%	2.19%	(1.03)	1.35%	(0.19)
Net interest spread	4.07%	3.94%	0.13	3.90%	0.17
Net interest margin (1)	4.27%	4.40%	(0.13)	4.12%	0.15

Net charge-offs to average gross loans	-1.95%	-0.70%	(1.25)	-4.14%	2.19
Allowance for loan losses to gross loans	4.16%	2.07%	2.09	3.99%	0.17
Allowance for loan losses to non-performing loans	44.57%	30.54%	14.03	44.17%	0.40
Non-performing loans to gross loans	9.33%	6.78%	2.55	9.04%	0.29
Non-performing assets to total assets	8.37%	6.24%	2.13	8.37%	0.00

Return on average common equity	-37.36%	-9.01%	(28.35)	-310.87%	273.51
Return on average assets	-0.89%	-1.08%	0.19	-26.08%	25.19

Efficiency ratio (2)	80.57%	74.79%	5.78	487.16%	(406.59)

(1) Tax equivalent
(2) Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

BALANCE SHEET

	March 31,	March 31,			December 31,
	2010	2009	Change	% Change	2009	Change	% Change
Fed funds sold and investments	$ 271,170	$ 79,037	$ 192,133	243.1%	$ 286,637	$ (15,467)	-5.4%
Gross loans, net of deferred fees	1,118,214	1,237,518	(119,304)	-9.6%	1,148,127	(29,913)	-2.6%
Allowance for loan losses	(46,518)	(25,659)	(20,859)	81.3%	(45,903)	(615)	1.3%
Net loans	1,071,696	1,211,859	(140,163)	-11.6%	1,102,224	(30,528)	-2.8%
Goodwill	-	70,437	(70,437)	-100.0%	-	-	nm
Other assets	161,712	135,438	26,274	19.4%	147,453	14,259	9.7%
Total assets	$ 1,504,578	$ 1,496,771	$ 7,807	0.5%	$ 1,536,314	$ (31,736)	-2.1%

Non-interest-bearing deposits	$ 247,256	$ 233,447	$ 13,809	5.9%	$ 256,167	$ (8,911)	-3.5%
Interest-bearing deposits	1,114,685	1,005,865	108,820	10.8%	1,164,595	(49,910)	-4.3%
Total deposits	1,361,941	1,239,312	122,629	9.9%	1,420,762	(58,821)	-4.1%
Borrowings	30,955	30,965	(10)	0.0%	30,956	(1)	0.0%
Other liabilities	13,737	12,083	1,654	13.7%	13,061	676	5.2%
Stockholders' equity	97,945	214,411	(116,466)	-54.3%	71,535	26,410	36.9%
Total liabilities and stockholders' equity	$ 1,504,578	$ 1,496,771	$ 7,807	0.5%	$ 1,536,314	$ (31,736)	-2.1%

Period end common shares outstanding	81,077,351	24,766,928	56,310,423	227.4%	24,771,928	56,305,423	227.3%
Book value per common share (1)	$ 0.72	$ 7.07	$ (6.35)	-89.8%	$ 1.29	$ (0.57)	-44.2%
Tangible book value per common share (2)	$ 0.68	$ 4.13	$ (3.45)	-83.5%	$ 1.15	$ (0.47)	-40.9%

Non-performing assets:
Loans in nonaccrual status	$ 103,541	$ 69,045	$ 34,496	50.0%	$ 98,497	$ 5,044	5.1%
Impaired loans in process of collection	-	14,207	(14,207)	-100.0%	-	-	nm
90-days past due not on non-accrual	831	761	70	9.2%	5,420	(4,589)	-84.7%
Other real estate owned and foreclosed assets	21,517	9,362	12,155	129.8%	24,748	(3,231)	-13.1%
Total non-performing assets	$ 125,889	$ 93,375	$ 32,514	34.8%	$ 128,665	$ (2,776)	-2.2%

(1) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.

(2) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less goodwill and core deposit intangibles divided by the period ending number of common shares outstanding.

QUARTERLY ACTIVITY

	March 31,	March 31,			December 31,
	2010	2009	Change	% Change	2009	Change	% Change
Allowance for loan losses:
Balance beginning of period	$ 45,903	$ 17,157	$ 28,746	167.5%	$ 41,513	$ 4,390	10.6%
Provision for loan losses	6,100	10,700	(4,600)	-43.0%	16,680	(10,580)	-63.4%
Net (charge-offs) recoveries	(5,485)	(2,198)	(3,287)	149.5%	(12,290)	6,805	-55.4%
Balance end of period	$ 46,518	$ 25,659	$ 20,859	81.3%	$ 45,903	$ 615	1.3%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$ 24,748	$ 4,423	$ 20,325	459.5%	$ 21,553	$ 3,195	14.8%
Transfers from outstanding loans	2,376	4,939	(2,563)	-51.9%	7,493	(5,117)	-68.3%
Improvements and other additions	249	-	249	nm	170	79	46.5%
Sales	(5,310)	-	(5,310)	nm	(3,701)	(1,609)	43.5%
Impairment charges	(546)	-	(546)	nm	(767)	221	-28.8%
Total OREO and foreclosed assets, end of period	$ 21,517	$ 9,362	$ 12,155	129.8%	$ 24,748	$ (3,231)	-13.1%

QUARTERLY AVERAGES

	March 31,	March 31,			December 31,
	2010	2009	Change	% Change	2009	Change	% Change

Average fed funds sold and investments	$ 278,166	$ 61,489	$ 216,677	352.4%	$ 302,391	$ (24,225)	-8.0%
Average gross loans	$ 1,138,058	$ 1,266,886	$ (128,828)	-10.2%	$ 1,177,970	$ (39,912)	-3.4%
Average mortgages held for sale	$ 704	$ 1,189	$ (485)	-40.8%	$ 1,098	$ (394)	-35.9%
Average total assets	$ 1,509,351	$ 1,489,512	$ 19,839	1.3%	$ 1,681,698	$ (172,347)	-10.2%
Average non-interest-bearing deposits	$ 253,645	$ 234,259	$ 19,386	8.3%	$ 253,085	$ 560	0.2%
Average interest-bearing deposits	$ 1,135,816	$ 997,552	$ 138,264	13.9%	$ 1,202,637	$ (66,821)	-5.6%
Average total deposits	$ 1,389,461	$ 1,231,812	$ 157,649	12.8%	$ 1,455,722	$ (66,261)	-4.6%
Average total borrowings	$ 30,955	$ 50,335	$ (19,380)	-38.5%	$ 30,957	$ (2)	0.0%
Average stockholders' equity	$ 75,458	$ 199,666	$ (124,208)	-62.2%	$ 180,616	$ (105,158)	-58.2%
Average common equity	$ 35,843	$ 179,183	$ (143,340)	-80.0%	$ 141,097	$ (105,254)	-74.6%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Agricultural/Farm	$ 36,573	$ 43,418	$ 51,587	$ 49,580	$ 42,626
Commercial and Industrial	204,227	210,392	237,300	236,178	265,305
Commercial Real Estate - Owner Occupied	256,912	258,688	260,914	262,031	261,646
Commercial Real Estate - Non-Owner Occupied	500,092	515,694	511,926	533,823	556,075
Consumer/Other	120,410	119,935	121,659	118,164	111,866
Gross loans, net of deferred fees	$ 1,118,214	$ 1,148,127	$ 1,183,386	$ 1,199,776	$ 1,237,518

Commercial Real Estate
Owner Occupied
Commercial Term	$ 249,168	$ 241,467	$ 236,351	$ 235,081	$ 235,199
Commercial Construction	4,597	12,103	19,070	19,051	16,370

Single Family Residential Construction
Oregon	538	459	769	450	1,180
California	2,609	4,659	4,724	7,449	8,897
Total Owner Occupied	$ 256,912	$ 258,688	$ 260,914	$ 262,031	$ 261,646

Non-Owner Occupied
Commercial Term	$ 317,577	$ 321,774	$ 321,780	$ 323,699	$ 322,008
Commercial Construction	26,125	30,241	33,429	40,548	41,602

Single Family Residential Construction
Oregon
Pre-Sold	95	-	221	1,286	1,359
Speculative	1,543	1,460	1,120	1,455	2,310
Builder Inventory	8,397	10,171	11,107	11,775	13,507
Total Oregon	10,035	11,631	12,448	14,516	17,176

California
Pre-Sold	448	448	1,659	1,870	1,718
Speculative	1,986	2,433	2,607	3,316	3,407
Builder Inventory	9,013	8,593	12,394	13,652	16,321
Total California	11,447	11,474	16,660	18,838	21,446

Commercial - Land Acquisition and Development	23,769	24,275	27,449	27,521	31,119
Commercial - Land Only	68,612	68,946	46,285	48,155	47,163
Residential - Land Acquisition and Development	42,527	47,353	53,875	60,546	75,561
Total Non-Owner Occupied	$ 500,092	$ 515,694	$ 511,926	$ 533,823	$ 556,075

NONPERFORMING ASSETS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned and Foreclosed Assets
By Geographic Region	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Mid-Central Oregon	$ 4,917	$ 6,143	$ 7,711	$ 7,975	$ 2,111
Southern Oregon	9,629	9,729	5,776	1,578	5,368
Northern California	5,219	4,682	1,223	148	-
Greater Sacramento	1,095	3,537	4,823	4,887	1,883
Other	657	657	-	-	-
Total Other Real Estate Owned and Foreclosed Assets	$ 21,517	$ 24,748	$ 19,533	$ 14,588	$ 9,362

Non Performing Loans
By Geographic Region	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Mid-Central Oregon	$ 24,971	$ 32,984	$ 28,716	$ 32,215	$ 17,189
Southern Oregon	39,950	26,369	29,412	30,997	31,616
Northern California	16,043	19,699	20,346	11,416	15,219
Greater Sacramento	23,407	24,865	30,907	28,792	19,989
Total Nonperforming Loans	$ 104,371	$ 103,917	$ 109,381	$ 103,420	$ 84,013

By Loan Type

Agricultural/Farm	$ 2,491	$ 682	$ 539	$ 391	$ 391
Commercial and Industrial	6,117	7,251	5,767	7,502	4,003
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
Oregon OR	-	-	-	-	-
California	2,108	2,196	1,815	409	439
Other	6,967	5,139	4,115	5,149	5,932
Commercial Real Estate - Non-Owner Occupied
Oregon	25,079	20,202	16,866	11,081	8,235
California	1,074	1,837	3,140	6,565	594
Single Family Residential Construction
Oregon	8,951	10,739	13,800	13,041	8,729
California SFR CA	16,184	18,654	22,415	16,811	14,269
Commercial - Land Acquisition and Development	9,947	10,303	13,078	13,324	11,208
Commercial - Land Only Commercial - Land Only	12,321	10,279	8,596	6,429	1,498
Residential - Land Acquisition and Development Residential - Land Acquisition and Development	6,281	6,624	8,365	10,531	14,224
Commercial Construction - Multiplex (5+)	-	-	3,414	5,541	5,543
Other	6,074	9,779	6,880	6,411	6,830
Consumer/Other	777	232	591	235	2,118
Total Nonperforming Loans	$ 104,371	$ 103,917	$ 109,381	$ 103,420	$ 84,013